Rand Logistics Inc.

CONFIDENTIAL - NOT FOR DISSEMINATION

                              FOR IMMEDIATE RELEASE

        RAND LOGISTICS REDUCES EXERCISE PRICE OF PUBLIC WARRANTS TO $4.50
                        FROM $5.00 THROUGH JULY 9, 2007

New York, NY - May 3, 2007 - Rand Logistics, Inc. (NASDAQ: RLOG, RLOGW, RLOGU) today announced that it reduced the exercise price of its outstanding, publicly traded warrants (``Warrants'') to $4.50 (from the $5.00 exercise price provided by the original terms of the Warrants) until 5:00 p.m. eastern time on July 9, 2007 (the "Expiration Time"). Any and all Warrants properly exercised in accordance with the terms of the Warrants prior to the Expiration Time will be accepted by Rand at the reduced exercise price, and one share of registered common stock per Warrant will be issued to the exercising Warrantholder. After the Expiration Time, the $5.00 exercise price included in the original terms of the Warrants will be reinstituted. Except for the reduced exercise price of the Warrants prior to the Expiration Time, the terms of the Warrants remain unchanged. The reduced exercise price applies to all of Rand's currently outstanding publicly traded Warrants, including those Warrants still included as part of the units issued in Rand's initial public offering. Holders of Warrants that desire to exercise their Warrants should contact their brokers and instruct them to effectuate an exercise of the Warrants prior to the Expiration Time.

As of today's date, approximately 7,692,180 Warrants are outstanding. Rand's Warrants, common stock and units are listed on the Nasdaq Capital Market under the symbols RLOGW, RLOG AND RLOGU, respectively. On May 3, 2007, the last reported sale prices of the Warrants, common stock and units were $1.99, $6.91 and $11.00, respectively. Rand recommends that Warrantholders obtain current market quotations for Rand's securities before deciding whether or not to exercise their Warrants.

On April 30, 2007, Rand raised $6,768,000 upon the exercise of 1,504,000 Warrants by one of Rand's largest shareholders. The Warrants were exercised at an exercise price of $4.50, rather than the $5.00 exercise price in the Warrants, in accordance with the terms of an agreement between Rand and the shareholder. For additional information, see Rand's Form 8-K filed today with the Securities and Exchange Commission.

Approximately 1,571,349 of the Warrants are held by individuals, or affiliates of individuals, who are officers, directors, employees or consultants of Rand. Each such officer, director, employee and consultant has agreed not to exercise his Warrants prior to the Expiration Time.

Laurence Levy, Chairman and CEO of Rand Logistics, stated, "We are pleased to offer our warrantholders the opportunity to exercise their warrants at a reduced exercise price of $4.50, and hope that a substantial number of warrants will be exercised. In addition to potentially raising a significant amount of capital for the Company, we believe that a reduction in the number of our outstanding warrants will simplify our capital structure and reduce the overhang of those warrants on the Company's common stock. We also believe that an increase in the number of outstanding shares of common stock resulting from the exercise of warrants will provide greater liquidity for our common stock."

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While Rand considers acquisition and other investment opportunities on a regular basis, Rand does not presently have any contemplated specific use for the proceeds of any Warrant exercises, other than for general working capital purposes.

RAND'S BOARD OF DIRECTORS HAS APPROVED THE WARRANT EXERCISE PRICE REDUCTION. HOWEVER, NEITHER RAND NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION AS TO WHETHER TO EXERCISE WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE ITS OWN DECISION AS TO WHETHER TO EXERCISE SOME OR ALL OF ITS WARRANTS.

The information above does not constitute an offer to buy or exchange securities or constitute the solicitation of an offer to sell or exchange any securities in Rand.

About Rand Logistics

Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of eleven self-unloading bulk carriers, including nine River Class vessels and one River Class self-unloading tug/barge unit. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act - which dictates that only ships that are built, crewed and owned by U.S. citizens can operate between U.S. ports - and the Canada Marine Act - which requires Canadian commissioned ships to operate between Canadian ports.

Forward-Looking Statements

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning the Company and its operating subsidiaries. Forward-looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of the Company. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements.

CONTACT:                                -OR-         INVESTOR RELATIONS COUNSEL:
Rand Logistics, Inc.                                 The Equity Group Inc.
Laurence S. Levy, Chairman & CEO                     Loren G. Mortman
212-644-3450                                         (212) 836-9604
                                                     LMortman@equityny.com
                                                     www.theequitygroup.com

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